Exhibit 23.02

CONSENT OF PETROLEUM ENGINEERING CONSULTANT

I consent to the use of my report respecting the estimated oil reserve information as of December 31, 2007, for the Montana and Nevada producing properties of FX Energy, Inc. (the “Company”), and the discussion of such report as contained in the Company’s annual report on Form 10-K for the year ended December 31, 2007, and to the incorporation by reference of such report, as it is referred to in the Company’s annual report, into the registration statement on Form S-3 to be filed in November 2008.

Larry D. Krause

/s/ Larry D. Krause

Billings, Montana

November 20, 2008